                                Exhibit 23.(a)

                         Independent Auditors' Consent


The Board of Directors
Florida Progress Corporation:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Florida Progress Corporation of our report dated January 25, 1999 relating to the consolidated balance sheets of Florida Progress Corporation as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and common equity and comprehensive income for each of the years in the three-year period ended December 31, 1998, and all related schedules, which report appears in the December 31, 1998 annual report on Form 10-K of Florida Progress Corporation.



                                  /s/ KPMG LLP

St. Petersburg, Florida
January 6, 2000